Exhibit 99.1

For more information contact:

Luther Nussbaum Chairman and Chief Executive Officer First Consulting Group 562-624-5221 lnussbaum@fcg.com

FOR IMMEDIATE RELEASE

Chuck McBride Chief Financial Officer First Consulting Group 562-624-5300 cmcbride@fcg.com

Thomas Reep VP Investor Relations First Consulting Group 562-624-5250 treep@fcg.com

FIRST CONSULTING GROUP (FCG) COMPLETES ACQUISITION OF FCG INFRASTRUCTURE SERVICES

Long Beach, Calif., (February 2, 2004) – First Consulting Group, Inc. (NASDAQ: FCGI) today announced the completion of its acquisition of FCG Infrastructure Services, Inc. (FCGIS, formerly known as Codigent Solutions Group Inc.), a Nashville, Tenn. based provider of value-added information technology solutions to hospitals and other healthcare delivery organizations.  FCG acquired a majority stake in FCGIS in May 2002.  The purchase of the remaining minority position announced today was planned as part of the May 2002 transaction.

“In the past 18 months, we have fully integrated our business with FCG and refined the service offerings of our Meditech Service Center,” said Tim Unger, vice president of FCG.  “We have already begun to capitalize on the tremendous opportunities to add value and increased efficiencies in the small to medium sized hospital market.  Today, we provide infrastructure services, including hosting, network operations, help-desk and application services to hospitals across the country from our Nashville location,” he added.

Luther Nussbaum, chairman and chief executive officer of FCG said, “The addition of the data center in Nashville has rounded out FCG’s onshore and offshore model for providing high quality services in the healthcare application hosting market.   Outsourcing is a fast-growing trend within the healthcare marketplace, and our Meditech Service Center is a prime example of where our healthcare domain expertise can be leveraged into the operations of our clients IT department to mitigate their IT and financial risk in a cost affordable support model.”

Codigent Solutions Group was founded in 1998 by Tim Unger, a former executive with HCA Healthcare, with the purpose of providing software programming and consulting services for the healthcare IT industry.

Key Transaction Terms

•                  In May 2002, FCG purchased a majority interest in Codigent Solutions Group (renamed FCG Infrastructure Services, Inc. (FCGIS), and on January 30, 2004 acquired the remaining 47.65% minority interest for approximately $2.4 million in cash and 591,328 restricted shares of FCG common stock (valued at $3.6 million).

•                  The  restricted shares of FCG common stock issued in this transaction to the minority shareholders of FCGIS will be subject to a two year escrow agreement to satisfy indemnification claims, if any, for breaches by FCGIS of the representations, warranties or covenants contained in the acquisition agreement.

•                  The distribution of the common stock subject to the escrow will also be conditioned upon the business unit headed by Mr. Unger meeting specific revenue and other operating performance targets in 2004 and 2005.

ABOUT FCG

FCG is a leading provider of outsourcing, consulting, systems implementation and  integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients’ performance. The firm’s consulting and integration services increase clients’ operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

Forward-Looking Statements

This news release includes forward-looking statements based on First Consulting Group’s current expectations, estimates and projections about its industry, management’s beliefs and certain assumptions made by the company. These forward-looking statements can typically be identified by use of words such as “believes,” “anticipates” or “expects” and include statements regarding the impact of this transaction on FCG’s earnings per share and the expected future relationships between FCG and its clients. These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. Some of the risks investors should consider include the following: (a) the unpredictable nature of the company’s pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG’s clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the importance of FCG’s personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve growth, revenues and earnings; (d) the ability of FCG to integrate FCGIS’s operation and realize positive earnings contributions in the short term; (e) the ability of FCG to deliver services from a global operations base, including India, Vietnam and Europe; (g) the ability of FCG to realize a return on its investment in enhanced products and services; (h) management’s ability to implement cost reduction plans and manage the restructured organization; and (i) other risk factors referenced in the company’s most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG’s objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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